Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Columbia Bank's Savings and Investment Committee

Columbia Bank Savings and Investment Plan:

We consent to the incorporation by reference in the registration statement (No. 333-226466) on Form S-8 of Columbia Financial, Inc. of our report dated July 1, 2019, with respect to the statement of net assets available for benefits of the Columbia Bank Savings and Investment Plan as of December 31, 2018, and the related notes, which report appears in the December 31, 2019 annual report for Form 11-K of the Columbia Bank Savings and Investment Plan.

/s/ KPMG LLP

Short Hills, New Jersey

June 29, 2020